                                                               EXHIBIT 12.1

                    PETERSEN PUBLISHING COMPANY, L.L.C.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (IN THOUSANDS, EXCEPT RATIOS)

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                                                                  TEN MONTHS ENDED
                                 YEARS ENDED NOVEMBER 30,           SEPTEMBER 30,
                          -------------------------------------- -------------------
                           1991   1992    1993    1994    1995      1995      1996
                          ------ ------- ------- ------- ------- ----------- -------
                                                                 (UNAUDITED)
Earnings:
Income before taxes.....  $4,417 $13,781 $ 9,473 $19,994 $14,907   $15,105   $17,657
Fixed Charges:
 Interest in Rent
  Expense...............   1,720   1,676   1,647   1,690   1,817     1,479     1,802
 Interest Expense.......     --      --      --      --      --        --        185
                          ------ ------- ------- ------- -------   -------   -------
Earnings................  $6,137 $15,457 $11,120 $21,684 $16,724   $16,584   $19,644
                          ====== ======= ======= ======= =======   =======   =======
Fixed Charges:
 Interest in Rent
  Expense...............  $1,720 $ 1,676 $ 1,647 $ 1,690 $ 1,817   $ 1,479   $ 1,802
 Interest Expense.......     --      --      --      --      --        --        185
                          ------ ------- ------- ------- -------   -------   -------
Fixed Charges...........  $1,720 $ 1,676 $ 1,647 $ 1,690 $ 1,817   $ 1,479   $ 1,987
                          ====== ======= ======= ======= =======   =======   =======
Ratio of Earnings to
 Fixed Charges..........     3.6     9.2     6.8    12.8     9.2      11.2       9.9
                          ====== ======= ======= ======= =======   =======   =======
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